OFFER TO PURCHASE FOR CASH 2,350,000 SERIES ES
OPERATING PARTNERSHIP UNITS OF EMPIRE STATE REALTY OP, L.P.
AT $13 PER UNIT
BY: MACKENZIE BP FUND, LP, MACKENZIE BP FUND 2, LP, MACKENZIE CAMAC FUND, LP, MPF NORTHSTAR FUND, LP, MPF NORTHSTAR FUND 2, LP, MACKENZIE NORTHSTAR FUND 3, LP, MACKENZIE INCOME FUND 27, LLC, MPF BLUE RIDGE FUND I, LLC, MPF DEWAAY PREMIER FUND 2, LLC, MPF FLAGSHIP FUND 10, LLC, MPF FLAGSHIP FUND 13, LLC, MPF FLAGSHIP FUND 14, LLC, MPF OPPORTUNITY FUND, LP, MPF DEWAAY FUND 3, LLC, MPF SPECIAL FUND 8, LLC, MPF SPECIAL FUND 9, LLC, MPF SPECIAL FUND 10, LLC, MPF BLUE RIDGE FUND II, LLC, MACKENZIE BLUE RIDGE FUND III, LLC, MPF DEWAAY FUND 6, LLC, MACKENZIE FLAGSHIP FUND 15, LLC, MPF FLAGSHIP FUND 11, LLC, MPF DEWAAY PREMIER FUND 3, LLC, MPF SENIOR NOTE PROGRAM II, LP, MACKENZIE NORTHWEST FUND, LP
 (the “Purchasers”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., PACIFIC TIME, ON MAY 30, 2014, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire 2,350,000 Series ES operating partnership units (the “Units”) of EMPIRE STATE REALTY OP, L.P. (the “Partnership”).  The Purchasers are not affiliated with the Partnership or its general partner.  The general partner of the Partnership is Empire State Realty Trust, Inc. (the “General Partner”). The Purchasers hereby offer to purchase 2,350,000 Units at a purchase price equal to $13 per Unit of Series ES Units, in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related Assignment Form, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  Any distributions made or declared after May 30, 2014 or such other date to which this Offer may be extended (the “Expiration Date”) would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Unit holders to the Purchasers.

Tender of Units will include the tender of any and all securities into which the Units may be converted and any securities distributed with respect to the Units from and after the Offer Date.  The Partnership had a combined 4,415 holders of record of Series ES OP Units owning an aggregate of 46,134,135 OP units as of March 21, 2014, according to its Annual Report on Form 10-K for the fiscal year ending December 31, 2013.  The Purchasers and their affiliates currently beneficially own 193,977 Units, or 0.42% of the outstanding Units.  The 2,350,000 Units subject to the Offer constitute 5.09% of the outstanding Units.  Consummation of the Offer, if all Units sought are tendered, would require payment by the Purchasers of up to $30,550,000 in aggregate purchase price, which the Purchasers intend to fund out of their current working capital.

Holders of Units (“Unit holders”) are urged to consider the following factors:

•
The NYSE-Arca market is almost non-functional for these Units.  While the Series ES Units are listed on the NYSE-Arca exchange, there is very little trading.  The average volume since trading began (with respect to the initial approximately 7% of the Units that were unrestricted) has been approximately 5,300 Units a day.  Since the lockup restrictions were lifted with respect to 50% of the Units, the trading has picked up a bit, with average volume of approximately 27,000 Units per day trading, but the trading price dropped as low as $12.43.  With the typical Unit holder owning over 19,000 Units, liquidating the investment is difficult on the market.  Further, we are offering a premium to the low-end of the trading range.

•
Lock-up restrictions prevent you from selling all your operating partnership units until October 1, 2014, but you can sell approximately 50% now by signing one form. Our offer provides you with the opportunity to sell 50% of your Units by simply signing the Assignment Form. There can be no assurance that your Units will be worth more on the open market once the restriction expires, but you will be able to convert them to Class A Shares which have been trading at higher prices and in larger volume than the OP Units, which, if that trend continues, would enable you to realize more for your Units by waiting until October.

•
Unit holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership from property operations or dispositions, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.  Further, in October Unitholders can convert to shares of the General Partner on a 1:1 basis, which have been trading on the NYSE at higher prices than the Units.

•
The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units.  In establishing the purchase price of $13 per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers’ objectives.  There is no public market for the Units, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units.  Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Units are worth $15 per Unit based upon the trading of the General Partner’s shares.  It should be noted, however, that the Purchasers have not made an independent appraisal of the Units or the Partnership’s properties and are not qualified to appraise real estate.  Furthermore, there can be no assurance as to the timing or amount of any future Partnership distributions, and there cannot be any assurance that the Purchasers’ estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders for the Units may not vary substantially from this estimate.

•
The Depositary, MacKenzie Capital Management, LP, is an affiliate of the Purchasers.  No independent party will hold securities tendered until the offer closes and payment is made.  Because there is no independent intermediary to hold the Purchasers’ funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid; however, neither the Depositary nor the Purchasers has any rights with respect to the Units prior to the Expiration Date and acceptance by the Purchasers for payment.  Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

•	The Purchasers may accept only a portion of the Units tendered by a Unitholder if a total of more than 2,350,000 Units are tendered.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED.  IF MORE THAN 2,350,000 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE 2,350,000 UNITS FROM TENDERING UNITHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.  A UNIT HOLDER MAY TENDER ALL UNRESTRICTED UNITS OWNED BY SUCH UNIT HOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase prior to the Expiration Date, to terminate the Offer and not accept for payment any Units, and (iii) to amend the Offer in any respect prior to the Expiration Date.  Notice of any such extension, termination, or amendment will promptly be disseminated to Unit holders in a manner reasonably designed to inform Unit holders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

IMPORTANT

Any Unit holder desiring to tender any or all of such Unit holder’s Units should complete and sign the Assignment Form (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Assignment Form and mail, deliver or telecopy the Assignment Form and any other required documents to MacKenzie Capital Management, LP (the “Depositary”), an affiliate of the Purchasers, at the address or facsimile number set forth below.

MacKenzie Capital Management, LP
1640 School Street, Moraga, California 94556
Telephone: 800-854-8357; Facsimile: 925-631-9119
E-Mail Address: offers@mackenziecapital.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Assignment Form may be directed to the Purchasers at 1-800-854-8357.
___________________________

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE ASSIGNMENT FORM. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
___________________________

The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (“Commission”) relating to its business, financial condition and other matters.  Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

SUMMARY TERM SHEET

The Purchasers are offering to purchase up to 2,350,000 Units in aggregate for $13 per Series ES OP Unit. The following are some of the questions that you, as a Unit holder of the Partnership, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Assignment Form.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Units is being made by MacKenzie BP Fund, LP, MacKenzie BP Fund 2, LP, MacKenzie Camac Fund, LP, MPF Northstar Fund, LP, MPF Northstar Fund 2, LP, MacKenzie Northstar Fund 3, LP, MacKenzie Income Fund 27, LLC, MPF Blue Ridge Fund I, LLC, MPF DeWaay Premier Fund 2, LLC, MPF Flagship Fund 10, LLC, MPF Flagship Fund 13, LLC, MPF Flagship Fund 14, LLC, MPF Opportunity Fund, LP, MPF DeWaay Fund 3, LLC, MPF Special Fund 8, LLC, MPF Special Fund 9, LLC, MPF Special Fund 10, LLC, MPF Blue Ridge Fund II, LLC, MacKenzie Blue Ridge Fund III, LLC, MPF DeWaay Fund 6, LLC, MacKenzie Flagship Fund 15, LLC, MPF Flagship Fund 11, LLC, MPF DeWaay Premier Fund 3, LLC, MPF Senior Note Program II, LP, MacKenzie Northwest Fund, LP.  Each of the entity Purchasers is a real estate investment fund. MacKenzie Capital Management, LP (or its affiliate) is the manager, trustee, or general partner of the Purchasers.    None of these is affiliated with the Partnership or its General Partner.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 2,350,000 Series ES OP Units, which are the “Units” issued to investors in the Partnership who previously owned Empire State Building Associates.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $13 per Unit, net to you in cash.  Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Unit holders to the Purchasers.  If you tender your Units to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Units sought is purchased, the Purchasers’ capital commitment will be approximately $30,550,000.  The Purchasers have an aggregate of approximately $58 million in total assets at their disposal to fund payment to selling Unit holders.  The Purchasers currently have sufficient funded capital to fund all of their commitments under this Offer and all other tender offers they may be presently making.  Unitholders may review the Purchasers’ financial statements at the SEC’s EDGAR site.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate resources and no intention to take control of the Partnership, other information concerning the Purchasers’ financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 11:59 p.m., Pacific Time, on May 30, 2014, to decide whether to tender your Units in the Offer.

WILL ALL OF THE UNITS I TENDER BE ACCEPTED BY THE PURCHASERS?

The Purchasers desire to purchase up to 2,350,000 Units.  If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,350,000, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 2,350,000 Units are so tendered and not withdrawn, we will accept for payment and pay for 2,350,000 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate.  See Tender Offer -- Section 2. Acceptance for Payment and Payment for Units; Proration. Unitholders are only allowed to tender the unrestricted Units they owned, which are 50% of the Units they owned in book entry at the Partnership’s transfer agent on March 31, 2014, plus any Units held in “street name”.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire. You can check our website at www.mackenzierealty.com (click on Tenders) to see if it has been extended, or check the SEC’s EDGAR database.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on a minimum number of Units tendered, the availability of financing, or the success of the offer.  However, we may not be obligated to purchase any Units if certain conditions occur, such as legal or government actions which would prohibit the purchase.  Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in the Partnership or its business.  Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions.  Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

WHEN WILL YOU PAY ME FOR THE UNITS I TENDER?

Upon the Expiration of the Offer and our acceptance of the Units you tender, we will pay you upon confirmation that the general partner will either transfer the Units or recognize the change of address for distributions and correspondence on the Units.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver a completed Assignment Form, to the Depositary at: MacKenzie Capital Management, LP, 1640 School Street, Moraga, California 94556 (Telephone: 800-854-8357; Facsimile Transmission: 925-631-9119), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until the Offer has expired and, if we have not agreed to accept your Units for payment by June 24, 2014, you can withdraw them at any time after such time until we do accept your Units for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Units.

WHAT DOES THE PARTNERSHIP’S GENERAL PARTNER THINK OF THE OFFER?

The Purchasers have not sought the approval or disapproval of the General Partner.  The General Partner may be expected to respond with the Partnership’s position on the offer in the next two weeks.

WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

Yes.  The number of partners in the Partnership will not decrease as a result of the Offer because a Unit Holder may only sell the unrestricted Units held by the limited partner, which in most cases is approximately 53.5% of the initial Units received.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

The Purchasers do not anticipate that Units held by non-tendering Unit holders will be affected by the completion of the offer.

WHAT ARE THE PURCHASERS’ FUTURE INTENTIONS CONCERNING THE PARTNERSHIP?

The Purchasers have no present intention to seek control of the Partnership or to change the management or operations of the Partnership.  The Purchasers do not have any present intention to take action in connection with the liquidation of the Partnership or with any extraordinary transaction concerning the Partnership or its assets.

WHAT IS THE MARKET VALUE OF MY UNITS?

The Units do not have a readily ascertainable market value, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. According to the Partnership, “The ... Series ES OP Units ... are listed on the NYSE Arca, Inc. exchange ("NYSE Arca") under the symbol ... "ESBA."” (Annual Report on Form 10-K for the fiscal year ending December 31, 2013).  Investors should note that they are restricted from selling all of their securities until October 1, 2014 (when all Units will be unrestricted Units) and that trading volume for ESBA units is generally quite small. On April 22, closing price of ESBA on the NYSE-Arca was $13.20, and it has closed as low as $12.50 and as high as $14.40 on NYSE-Arca this year. Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Partnership is worth approximately $15 per Unit based upon the trading of the General Partner’s shares (NYSE: ESRT).  In October when the Units may be converted to shares of ESRT, obtaining liquidity should be easier, and ESRT has been trading at higher prices (52 week range: $12.65-$15.61 and recently above $15 per Share), although there may be an influx of sellers then which could drive the price down.  It should be noted, that the Purchasers have not made an independent appraisal of the Units or the Partnership’s properties and are not qualified to appraise real estate.  Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by Unit holders for the Units may not vary substantially from this estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call MacKenzie Capital Management, LP, toll-free, at 800-854-8357.

To the Unit holders of EMPIRE STATE REALTY OP, L.P.:

INTRODUCTION

The Purchasers hereby offer to purchase 2,350,000 Units in aggregate at a purchase price of $13 per Series ES Unit (“Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Unit holders who tender their Units will not be obligated to pay any Partnership transfer fees, or any other fees, expenses or commissions in connection with the tender of Units.  The Purchasers will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain of the Purchasers, as depositary in connection with the Offer.

For further information concerning the Purchasers, see Section 11 below and Schedule I.  None of the Purchasers or the Depositary is affiliated with the Partnership or the Partnership’s General Partner.  The address of the Partnership’s principal executive offices is One Grand Central Place, 60 East 42nd Street, New York, New York 10165, and its phone number is (212) 687-8700

Establishment of the Offer Price

The Purchasers have set the Offer Price at $13 per Unit.  In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including: (i) the lack of an efficient market for resales of the Units and the resulting lack of liquidity of an investment in the Partnership; (ii) the estimated value of the Units in comparison to shares of the General Partner; and (iii) the costs to the Purchasers associated with acquiring the Units.

The Partnership made the following statements in its Annual Report on Form 10-K for the fiscal year ending December 31, 2013: “The ... Series ES OP Units ... are listed on the NYSE Arca, Inc. exchange ("NYSE Arca") under the symbol ... "ESBA."” And, on March 31, 2014, the Partnership mailed a letter to investors stating that “the lock-up restrictions lapse today with respect to 50% of your securities, and on October 1, 2014 with respect to the remainder”. The lack of any efficient public market for the sale of Units means that Unit holders have limited alternatives if they seek to sell their Units.  As a result of such limited alternatives for Unit holders, the Purchasers may not need to offer as high a price for the Units as they would otherwise. While the Series ES Units are listed on the NYSE-Arca exchange, there is little trading.  The average volume since trading began (with respect to the initial approximately 7% of the Units that were unrestricted) has been approximately 5,300 Units a day.  Since the lockup restrictions were lifted with respect to 50% of the Units, the trading has picked up a bit, with average volume of approximately 27,000 Units per day trading, but the trading price dropped as low as $12.43.  With the typical Unit holder owning over 19,000 Units, liquidating the investment is difficult on the market.  Further, we are offering a premium to the low-end of the trading range.

The Purchasers are offering to purchase Units which are an effectively illiquid investment and are not offering to purchase the Partnership’s underlying assets.  The Partnership has disclosed that “pursuant to the terms of their lock-up agreements, [Unit holders] may freely sell 50% of the shares of ESRT common stock or securities convertible or exchangeable into ESRT common stock (including the operating partnership units) held by them beginning 180 days after the effective date of the Offering and 100% of the shares of ESRT common stock or securities convertible or exchangeable into ESRT common stock (including the operating partnership units) held by them beginning one year after the effective date of the Offering (subject to an early release from the lock-up).”

The Offer Price represents the price at which the Purchasers are willing to purchase Units.  The Purchasers arrived at the $13 Offer Price by applying a liquidity discount to recent trading prices of the General Partner on NYSE (which has traded between $12.65 and $15.61 per share since listing), after deducting selling and liquidation costs.  The Purchasers apply such a discount with the intention of making a profit by holding on to the Units until the Units can be converted into Shares in October 2014 and sold on the NYSE, hopefully at prices higher than the Offer Price.  No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness.  Other measures of the value of the Units may be relevant to Unit holders.  Unit holders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers.  Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 2,350,000 Units pursuant to this Offer, may consider future offers.  Factors affecting the Purchasers’ future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Partnership’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnership or the General Partner, has been derived from information provided in reports filed by the Partnership with the Securities and Exchange Commission.

Tendering Unit holders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Units to the Purchasers pursuant to the Offer.  The Purchasers will pay all charges and expenses incurred in connection with the Offer.  The Purchasers desire to purchase up to 2,350,000 Units.  If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,350,000, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 2,350,000 Units are so tendered and not withdrawn, we will accept for payment and pay for 2,350,000 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate.  See Tender Offer -- Section 2. Acceptance for Payment and Payment for Units; Proration.

If, prior to the Expiration Date, the Purchasers increase the consideration offered to Unit holders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

Unit holders are urged to read this Offer to Purchase and the accompanying Assignment Form carefully before deciding whether to tender their Units.

TENDER OFFER

Section 1.  Terms of the Offer.  Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase.  The term “Expiration Date” shall mean 11:59 p.m., Pacific Time, on May 30, 2014, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

The Offer is conditioned on satisfaction of certain conditions.  See Section 13, which sets forth in full the conditions of the Offer.  The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions.  If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unit holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.  Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Units upon confirmation that the general partner will either transfer the Units or recognize the change of address for distributions and correspondence on the Units, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Units following expiration.

The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Units as offered herein.

Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.  However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder.

Section 2. Acceptance for Payment and Payment for Units Acceptance for Payment and Payment for Units; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation that the general partner will either transfer the Units or recognize the change of address for distributions and correspondence on the Units.  In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment Form (or facsimile thereof) and any other documents required by the Assignment Form.

The Purchasers desire to purchase up to 2,350,000 Units.  If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,350,000, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 2,350,000 Units are so tendered and not withdrawn, we will accept for payment and pay for 2,350,000 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date.  The Purchasers will not pay for any Units tendered until after the final proration factor has been determined.

For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers’ acceptance for payment of such Units pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unit holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Unit holders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

If any tendered Units are not purchased for any reason (other than due to proration as described above), the Assignment Form with respect to such Units not purchased will be of no force or effect.  If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers’ rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Units and such Units may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the Units deposited by or on behalf of the Unit holder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Unit holders are entitled to withdrawal rights as described in Section 4.

If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Unit holders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Section 3. Procedures for Tendering Units.

Valid Tender.  For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Assignment Form (a copy of which is enclosed with this Offer to Purchase with any other documents required by the Assignment Form must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.  A Unit holder may tender up to 50% of the Units owned by such Unit holder (plus any Units held in street name prior to March 31, 2014).

In order for a tendering Unit holder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Pacific Time, on May 30, 2014, or such date to which the Offer may be extended.

The method of delivery of the Assignment Form and all other required documents is at the option and risk of the tendering Unit holder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding.  To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unit holder must provide the Depositary with such Unit holder’s correct taxpayer identification number and make certain certifications that such Unit holder is not subject to backup federal income tax withholding.  Each tendering Unit holder must insert in the Assignment Form the Unit holder’s taxpayer identification number or social security number in the space provided on the front of the Assignment Form.  The Assignment Form also includes a substitute Form W-9, which contains the certifications referred to above.  (See the Instructions to the Assignment Form.)

FIRPTA Withholding.  To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unit holder must complete the FIRPTA Affidavit included in the Assignment Form certifying such Unit holder’s taxpayer identification number and address and that the Unit holder is not a foreign person.  (See the Instructions to the Assignment Form and “Section 6. Certain Federal Income Tax Consequences.”)

Other Requirements.  By executing a Assignment Form as set forth above, a tendering Unit holder irrevocably appoints the designees of the Purchasers as such Unit holder’s proxies, in the manner set forth in the Assignment Form, each with full power of substitution, to the full extent of such Unit holder’s rights with respect to the Units tendered by such Unit holder and accepted for payment by the Purchasers.  Such appointment will be effective when, and only to the extent that, the Purchasers accept such Units for payment.  Upon such acceptance for payment, all prior proxies given by such Unit holder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).  The designees of the Purchasers will, with respect to such Units, be empowered to exercise all voting and other rights of such Unit holder as they in their sole discretion may deem proper at any meeting of Unit holders, by written consent or otherwise.  In addition, by executing a Assignment Form, a Unit holder also assigns to the Purchasers all of the Unit holder’s rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding.  The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchasers’ counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unit holder, and the Purchasers’ interpretation of the terms and conditions of the Offer (including the Assignment Form and the Instructions thereto) will be final and binding.  Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit holder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Unit holder’s representation and warranty that (i) such Unit holder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4.  Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unit holders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain “short” positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unit holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Assignment Form).

Section 4. Withdrawal Rights.  Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after June 24, 2014.

For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Assignment Form.  Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Assignment Form in the same manner as the Assignment Form was signed.

If purchase of, or payment for, Units is delayed for any reason or if the Purchasers are unable to purchase or pay for Units for any reason, then, without prejudice to the Purchasers’ rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Unit holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding.  Neither the Purchasers, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer.  Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment.  The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Units by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.  Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act.  Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release.  The Purchasers may also be required by applicable law to disseminate to Unit holders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.  The Purchasers will not provide a subsequent offering period following the Expiration Date.

If the Purchasers extend the Offer, or if the Purchasers (whether before or after its acceptance for payment of Units) are delayed in their payment for Units or are unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchasers’ rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchasers, and such Units may be withdrawn to the extent tendering Unit holders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date).  However, the ability of the Purchasers to delay payment for Units that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchasers may delay payment until they receive confirmation that the general partner will either transfer the Units or recognize the change of address for distributions and correspondence on the Units.

If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.  The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information.  With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response.  As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Pacific Time.  Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences.  THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNIT HOLDER.  For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws.  Certain Unit holders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements.  EACH UNIT HOLDER TENDERING UNITS SHOULD CONSULT SUCH UNIT HOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNIT HOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

The following discussion is based on the assumption that the Partnership is treated as a partnership for federal income tax purposes and is not a “publicly traded partnership” as that term is defined in the Code.  Certain partnerships are classified as “publicly traded partnerships” and, subject to certain exceptions, are taxed as corporations for federal income tax purposes. A partnership is a publicly traded partnership if the partnership interests are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent of a secondary market).  The Units are not traded on an established securities market.  In the unlikely event that the Partnership becomes a “publicly traded partnership” and is not excepted from federal income tax, there would be several adverse tax consequences to the Unit holders.  For instance, the Partnership would be regarded as having transferred all of its assets (subject to all of its liabilities) to a newly-formed corporation in exchange for stock which would be deemed distributed to the Unit holders in liquidation of their interests in the Partnership.  In addition, if the Partnership is deemed to be a “publicly traded partnership,” then special rules under Code Section 469 govern the treatment of losses and income of the Partnership.  We cannot assure you that the Partnership will not be treated as a publicly traded partnership because the IRS could determine that the Units are readily traded on a secondary market by virtue of the fact that there have been some tender offers and auction trades of Units, however unlikely and  inconsistent with the Code that would be.

Gain or Loss.  A taxable Unit holder will recognize a gain or loss on the sale of such Unit holder’s Units in an amount equal to the difference between (i) the amount realized by such Unit holder on the sale and (ii) such Unit holder’s adjusted tax basis in the Units sold.  The amount realized by a Unit holder will include the Unit holder’s share of the Partnership’s liabilities, if any (as determined under Code section 752 and the regulations thereunder).  If the Unit holder reports a loss on the sale, such loss generally could not be currently deducted by such Unit holder except against such Unit holder’s capital gains from other investments.  In addition, such loss would be treated as a passive activity loss.  (See “Suspended Passive Activity Losses” below.)

The adjusted tax basis in the Units of a Unit holder will depend upon individual circumstances.  (See also “Partnership Allocations in Year of Sale” below.)  Each Unit holder who plans to tender hereunder should consult with the Unit holder’s own tax advisor as to the Unit holder’s adjusted tax basis in the Unit holder’s Units and the resulting tax consequences of a sale.

If any portion of the amount realized by a Unit holder is attributable to such Unit holder’s share of “unrealized receivables” or “substantially appreciated inventory items” as defined in Code section 751, a corresponding portion of such Unit holder’s gain or loss will be treated as ordinary gain or loss.  It is possible that the basis allocation rules of Code Section 751 may result in a Unit holder’s recognizing ordinary income with respect to the portion of the Unit holder’s amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

A tax-exempt Unit holder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offer, assuming that such Unit holder does not hold its Units as a “dealer” and has not acquired such Units with debt financed proceeds.

Partnership Allocations in Year of Sale.  A tendering Unit holder will be allocated the Unit holder’s pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unit holder will assign to the Purchasers their rights to receive certain cash distributions with respect to such Units.  Such allocations and any Partnership distributions for such period would affect a Unit holder’s adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit holder on the sale of the Units.

Possible Tax Termination.  The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes.  It is possible that the Partnership could terminate for federal income tax purposes as a result of consummation of the Offer (although the Partnership Agreement prevents transfers of Units that would cause such a termination).  A tax termination of the Partnership could have an effect on a corporate or other non-individual Unit holder whose tax year is not the calendar year, as such a Unit holder might recognize more than one year’s Partnership tax items in one tax return, thus accelerating by a fraction of a year the effects from such items.

Suspended “Passive Activity Losses”.  A Unit holder who sells all of the Unit holder’s Units would be able to deduct “suspended” passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation.  As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a Unit holder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited.  Upon sale of all of the Unit holder’s Units, such Unit holder would be able to use any “suspended” passive activity losses first against gain, if any, on sale of the Unit holder’s Units and then against income from any other source.

Foreign Unit holders.  Gain realized by a foreign Unit holder on a sale of a Unit pursuant to the Offer will be subject to federal income tax.  Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition.  The Purchasers will withhold 10% of the amount realized by a tendering Unit holder from the purchase price payment to be made to such Unit holder unless the Unit holder properly completes and signs the FIRPTA Affidavit included as part of the Assignment Form certifying the Unit holder’s TIN, that such Unit holder is not a foreign person and the Unit holder’s address.  Amounts withheld would be creditable against a foreign Unit holder’s federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

Section 7. Effects of the Offer.

Limitations on Resales.  The Purchasers do not believe the provisions of the Partnership Agreement should restrict transfers of Units pursuant to the Offer, although no more than 50% of the Units held in book entry as of March 31, 2014, may be sold by any Unit holder (plus any Units held in street name prior thereto).

Voting Power of Purchasers.  The Purchasers will be unable to purchase sufficient Units in the Partnership to give it significant voting power because of restrictions on ownership of REITs and because the General Partner controls the largest block of OP units.

Section 8.  Future Plans.  Following the completion of the Offer, the Purchasers, or their affiliates, may acquire additional Units.  Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate.  Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offer.  The Purchasers are seeking to purchase a total of 2,350,000 Units.  If the Purchasers acquire fewer than 2,350,000 Units pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if the Partnership’s circumstances change, at a lower price.  Alternatively, the Purchasers may discontinue any further purchases of Units after termination of the Offer, regardless of the number of Units purchased.  The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers.  Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 2,350,000 Units in this Offer, may consider future offers.  Factors affecting the Purchasers’ future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Partnership’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

           The Purchasers are acquiring the Units pursuant to the Offer solely for investment purposes. The Purchasers have no present intention to seek control of the Partnership or to change the management or operations of the Partnership.  The Purchasers do not have any present intention to take any action in connection with the liquidation of the Partnership. Except as expressly set forth herein, the Purchasers have no present intention to seek control of the Partnership, to cause the Partnership to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of any Partnership, to make any change in the distribution policies, indebtedness or capitalization of any Partnership or to change the structure, management or operations of the Partnership, the listing status of the Units or the reporting requirements of the Partnership.

Section 9. The Business of the Partnership.  For information about the Partnership, please refer to the annual report prepared by the Partnership which was sent to you earlier, particularly Item 2 of Form 10-K, the Quarterly Reports on Form 10-Q,  current reports on Form 8-K, and any other materials sent to you by the Partnership.  These documents contain updated information concerning the Partnership, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Partnership is subject to the information and reporting requirements of the Exchange Act and information about the Partnership can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission’s principal office in Washington, D.C.

Section 10. Conflicts of Interest.  The Depositary is affiliated with certain Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer.  The Depositary’s role is administrative only, however, and any conflict of interest should not be deemed material to Unit holders.

Section 11. Certain Information Concerning the Purchasers.  The Offer is being made by MacKenzie BP Fund, LP, MacKenzie BP Fund 2, LP, MacKenzie Camac Fund, LP, MPF Northstar Fund, LP, MPF Northstar Fund 2, LP, MacKenzie Northstar Fund 3, LP, MacKenzie Income Fund 27, LLC, MPF Blue Ridge Fund I, LLC, MPF DeWaay Premier Fund 2, LLC, MPF Flagship Fund 10, LLC, MPF Flagship Fund 13, LLC, MPF Flagship Fund 14, LLC, MPF Opportunity Fund, LP, MPF DeWaay Fund 3, LLC, MPF Special Fund 8, LLC, MPF Special Fund 9, LLC, MPF Special Fund 10, LLC, MPF Blue Ridge Fund II, LLC, MacKenzie Blue Ridge Fund III, LLC, MPF DeWaay Fund 6, LLC, MacKenzie Flagship Fund 15, LLC, MPF Flagship Fund 11, LLC, MPF DeWaay Premier Fund 3, LLC, MPF Senior Note Program II, LP, MacKenzie Northwest Fund, LP. For information concerning the Purchasers and their respective principals, please refer to Schedule I attached hereto or refer to the SEC’s EDGAR website. The principal business of each of the Purchasers is investment in securities, particularly real estate-based securities.  The principal business address of each of the Purchasers is 1640 School Street, Moraga, California 94556.

The Purchasers have made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers. None of the Purchasers is a publicly registered company.  MacKenzie Capital Management, LP and its affiliates have been in the business of purchasing illiquid real estate securities, both in open market transactions and by means of tender offers, since 1982 and have acquired more than $170 million in such securities for affiliated portfolios during the last ten years.  The Purchasers have aggregate assets that are more than sufficient to fund their collective obligation to purchase Units in this Offer.

Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Units, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Partnership or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following purchase transactions have been effected in the past 60 days through a brokerage account in the name of each person or entity:
	Units	Price	Date
MacKenzie Northwest Fund, LP	1,000.00	$13.000	4/14/14
	5,000.00	$13.050	4/11/14
	1,012.00	$13.050	4/10/14
	488.00	$13.050	4/7/14
	859.00	$13.080	4/7/14
	1,641.00	$13.500	4/4/14
	198.00	$13.360	4/4/14
	302.00	$13.800	4/3/14
	264.00	$13.900	4/2/14
	235.00	$13.900	4/1/14
	1.00	$13.900	3/31/14

MacKenzie Blue Ridge Fund III, LP	1,500.00	$13.000	4/17/14
	2,000.00	$13.000	4/16/14
	4,000.00	$13.000	4/14/14
	2,500.00	$13.000	4/24/14

MacKenzie Realty Capital, Inc.	1,476.00	$12.950	4/21/14
	2,000.00	$13.000	4/21/14
	9,200.00	$13.160	4/24/14

MPF DeWaay Premier 2, LLC	4,000.00	$13.000	4/21/14
	1,500.00	$13.020	4/21/14
	5,500.00	$13.050	4/21/14
	2,000.00	$13.000	4/21/14
	2,000.00	$13.019	4/21/14

MacKenzie Northstar Fund 3, LP	2,200.00	$13.000	4/24/14

Section 12. Source of Funds.  The Purchasers expect that approximately $30,550,000 would be required to purchase 2,350,000 Units, if tendered, and an additional $20,000 may be required to pay related fees and expenses.  The Purchasers anticipate funding all of the purchase price and related expenses through their existing capital and assets.  The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose.  Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer.  Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.  As of the Offer Date, the Purchasers are unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.

The Purchasers shall not be required to accept for payment or pay for any Units and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a)  a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Partnership’s Unit holders, (iii) requires divestiture by the Purchasers of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Partnership, in the reasonable judgment of the Purchasers;

(b)  there shall be: (1) any statute, rule, regulation, or order proposed, enacted, enforced, promulgated, issued, or deemed applicable to the Offer by any federal or state court, government, or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or (2) any other action taken; either of which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)  any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchasers, is or will be materially adverse to the Partnership, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or will have a material adverse effect on the value of the Units;

(d)  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e)  it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition.  However, if we waive a certain condition for one tendering Unitholder, we will waive that condition for all Unitholders tendering Units.  Any determination by the Purchasers concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 16.

Section 14. Certain Legal Matters.

General.  Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchasers pursuant to the Offer.  Should any such approval or other action be required, it is the Purchasers’ present intention that such additional approval or action would be sought.  While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership’s business, or that certain parts of the Partnership’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Units thereunder.  The Purchasers’ obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust.  The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

Margin Requirements.  The Units are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.  These laws are directed at the acquisition of corporations and not partnerships.  The Purchasers, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right.  If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.  In such case, the Purchasers may not be obligated to accept for purchase or pay for any Units tendered.

Section 15. Fees and Expenses.  The Purchasers have retained MacKenzie Capital Management, LP, an affiliate of the Purchasers, to act as Depositary in connection with the Offer.  The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.  The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous.  THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.  THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Assignment Form and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

April 25, 2014

SCHEDULE I

THE PURCHASERS AND THEIR RESPECTIVE PRINCIPALS

The Offer is being made by MacKenzie BP Fund, LP, MacKenzie BP Fund 2, LP, MacKenzie Camac Fund, LP, MPF Northstar Fund, LP, MPF Northstar Fund 2, LP, MacKenzie Northstar Fund 3, LP, MacKenzie Income Fund 27, LLC, MPF Blue Ridge Fund I, LLC, MPF DeWaay Premier Fund 2, LLC, MPF Flagship Fund 10, LLC, MPF Flagship Fund 13, LLC, MPF Flagship Fund 14, LLC, MPF Opportunity Fund, LP, MPF DeWaay Fund 3, LLC, MPF Special Fund 8, LLC, MPF Special Fund 9, LLC, MPF Special Fund 10, LLC, MPF Blue Ridge Fund II, LLC, MacKenzie Blue Ridge Fund III, LLC, MPF DeWaay Fund 6, LLC, MacKenzie Flagship Fund 15, LLC, MPF Flagship Fund 11, LLC, MPF DeWaay Premier Fund 3, LLC, MPF Senior Note Program II, LP, MacKenzie Northwest Fund, LP. Each of the entity Purchasers is organized as a limited liability company, business trust, or limited partnership.  MacKenzie Capital Management, LP (or its affiliate) is the manager, trustee, or general partner of the entities.    The names of the controlling persons and executive officers of MacKenzie Capital Management, LP are set forth below. The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms.  Other than the foregoing, the Purchasers’ relationship consists of an informal agreement to share the costs associated with making the offer and to allocate any resulting purchases of Units among them in such manner and proportions as they may determine in the future.  Each of the entities is organized in California.

MacKenzie Capital Management, LP

The names of the controlling persons and executive officers of MacKenzie Capital Management, LP are set forth below.  Each individual is a citizen of the United States of America.  The principal business address of MacKenzie Capital Management, LP, each Purchaser, and each individual is 1640 School Street, Moraga, California 94556, and the business telephone number for each is 925-631-9100.  The general partner is MCM-GP, Inc., a California corporation owned by the limited partners.

C.E. Patterson is chairman of the general partner, managing director, and a controlling person of MacKenzie Capital Management, LP, which acts as manager and general partner of a number of real estate investment vehicles, and has the same position in MCMA.  He has served in essentially the same roles since January 1989.  In 1981, Mr. Patterson founded Patterson Financial Services, Inc. (now MCM Advisers, LP), a registered investment adviser (“MCMA”), with Berniece A. Patterson, as a financial planning firm, and he has served as its President since that date.  Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982.  Mr. Patterson is responsible for investment counseling activities for MCMA.  He supervises the analysis of investment opportunities for the clients of the firm.  Mr. Patterson previously served as president of Host Funding, Inc., an owner of lodging properties, from December 1999 through 2003.  Mr. Patterson, through his affiliates, manages a number of investment and real estate companies.

Berniece A. Patterson is a controlling person of MacKenzie Capital Management, LP and has served in that capacity since its formation in 1988.  In 1981, Ms. Patterson and C.E. Patterson established MCMA.  She has served as controlling person and Secretary of MCMA since that date.  Her responsibilities with MCMA include oversight of administrative matters and monitoring of past projects underwritten by MCMA.  Since October 1990, Ms. Patterson has been responsible for the day-to-day operations of two nursing homes and over 200 employees.

Glen W. Fuller became managing director, chief operating officer, and a controlling person of MacKenzie Capital Management, LP and MCMA in January 2012.  Previously he was senior vice president, chief operating officer, and a controlling person of MCM and MCMA, and is a senior vice president and controlling person of Sutter Capital Management, LLC.  Prior to becoming senior vice president, from August 1998 to April 2000, he was with MacKenzie Capital Management, LP as a portfolio manager and research analyst.  From December 1999 to 2003, Mr. Fuller served as an officer and director of Host Funding, Inc.  Prior to joining MacKenzie Capital Management, LP, from May 1996 to July 1998, Mr. Fuller ran the over-the-counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks.  Mr. Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer.  Mr. Fuller was formerly a NASD-registered options principal and registered bond principal, and he held his NASD Series 7, general securities license (now inactive).  Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

Chip Patterson became managing director, general counsel, and a controlling person of MacKenzie Capital Management, LP and MCMA in January 2012.  Previously he was senior vice president, general counsel, and a controlling person of MacKenzie and MCMA, and is a senior vice president and controlling person of Sutter Capital Management, LLC.  Prior to joining MacKenzie Capital Management, LP in July 2003, he was a securities and corporate finance attorney with the national law firm of Davis Wright Tremaine LLP from August 2000 to January 2003.  From August 1997 to May 2000 he attended the University of Michigan Law School, where he graduated magna cum laude with a Juris Doctor Degree. Prior to law school, Chip Patterson taught physics, chemistry, and math at the high school level for three years, from June 1994 to June 1997.  He graduated with high distinction and Phi Beta Kappa from the University of California at Berkeley with a Bachelor of Arts Degree in Political Science.  He also has prior experience in sales, retail, and banking.

Christine Simpson became Chief Research Officer and Senior Vice President of MacKenzie Capital Management, LP and MCMA in January 2012, and is responsible for the day-to-day management of research and securities purchases and sales on behalf of the entities managed by MacKenzie Capital Management, LP.  Ms. Simpson previously served as Senior Vice President and Vice President since January 1997; from January 1994 until her promotion to vice president, she was a research analyst with MacKenzie Capital Management, LP.  She joined MacKenzie Capital Management, LP as an administrative assistant in July 1990. Ms. Simpson received her Bachelor of Arts degree in Management from Saint Mary’s College of California in May 2005, her Master of Science in Financial Analysis and Investment Management from Saint Mary’s College of California in October 2006, and her Master of Business Administration degree from Saint Mary’s College of California in June 2008.

Robert E. Dixon became managing director, chief investment officer, and a controlling person of MacKenzie Capital Management, LP and MCMA in January 2012.  Previously he was senior vice president and chief investment officer, and a controlling person of MacKenzie and MCMA.  He is the president of Sutter Capital Management, LLC, and served as an officer and director of Sutter Holding Company, Inc. from March 2002 to October 2006.  Mr. Dixon received his Bachelor’s degree in economics from the University of California at Los Angeles in 1992.  He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994.  From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst.  Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998.  In July of 1998 he began buying and selling securities for his own account and those of the entities he controlled, and he was principally engaged in that activity until May 2005, when he rejoined MCMA.